Exhibit 5(b)

Santiago, April 24 2014

Celulosa Arauco y Constitución S.A.

Avenida El Golf 150, Fourteenth Floor

Las Condes

Santiago, Chile

Ladies and Gentlemen:

We have acted as Chilean counsel for Celulosa Arauco y Constitución S.A., a corporation (sociedad anónima) organized under the laws of Chile and subject to certain rules applicable to Chilean public corporations (sociedades anónimas abiertas) (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of 3.875% Notes due 2027 (the “2027 Exchange Securities”) and $400,000,000 aggregate principal amount of 5.500% Notes due 2047 (the “2047 UExchange Securities” and together with the 2027 Exchange Securities, the “Exchange Securities). The Exchange Securities will be issued under an Indenture dated as of November 2, 2017 between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The 2027 Exchange Securities will be offered by the Company in exchange for US$500,000,000 aggregate principal amount of its outstanding 3.875% Notes due 2027, and the 2047 Exchange Securities will be offered by the Company in exchange for US$400,000,000 aggregate principal amount of its outstanding 5.500% Notes due 2047.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1) The Company has full power and authority to perform its obligations under the offering of the Exchange Securities and the Indenture, and has taken all necessary corporate action to authorize the issuance, execution and delivery, as applicable, of the Indenture and the Exchange Securities.

2) When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The above opinion is subject to the following qualifications:

Judgments against the Company of any New York State or Federal court sitting in New York City (the “New York Courts”) will, in each such case, be recognized, conclusive and enforceable in the courts of the Republic of Chile without reconsideration of the merits of such judgment, in the following situations:

(a) if there is a treaty in force between the Republic of Chile and the United States of America with respect to the enforcement of foreign judgments, the provisions of such treaty, would be applied. At the date hereof, there is no such treaty in force between the Republic of Chile and the United States of America;

(b) in the absence of any such treaty, if there is reciprocity as to the enforcement of judgments (i.e., the relevant New York Court would enforce a comparable judgment of a Chilean court in comparable circumstances); and

(c) if reciprocity between the relevant New York Court and the Republic of Chile as aforesaid could not be proven, if enforcement of such judgment is not contrary to the public policy of the Republic of Chile and was not rendered by default within the meaning of Chilean law.

We are of the opinion that such final judgment of the relevant New York Court will not be considered to be rendered by default if personal service of process is made on an agent for service of process in the State of New York, assuming such service of process is valid under the laws of New York, except that as a defense to the enforcement of any such a judgment in the Republic of Chile the Company may prove that because of circumstances beyond its control it was prevented from asserting defenses available to it before the court rendering such judgment. In all events, the judgment must comply with international standards. We are of the opinion that such a judgment will comply with such international standards if the following conditions are met:

(1) The relevant New York Court rendering the judgment had jurisdiction under the laws of New York over the Company, and the subject matter of the lawsuit;

(2) the judgment is enforceable and final in the relevant New York Court;

(3) the Company (or its agent for service of process) received due notice of the lawsuit (assuming such service of process is itself valid under the laws of New York) and was afforded an opportunity to defend in such lawsuit;

(4) the document evidencing such judgment has been duly legalized by the Chilean consul in New York; and

(5) the text of such judgment has been duly translated into Spanish by a sworn public translator in the Republic of Chile.

Assuming such a final judgment rendered by a relevant New York Court complied with the standards set forth in this paragraph and in the absence of any condition referred to above which would render such foreign judgment unenforceable, such judgment is enforceable in the Republic of Chile by means of special proceedings for the enforcement of a foreign final judgment under the laws of the Republic of Chile.

With respect to the principles of Chilean public policy referred to above, assuming that payments of commissions, compensations or indemnities and reimbursement of costs and expenses represent usual conditions prevailing in the relevant financial markets, we are of the opinion that a Chilean court would not find any provision of the Indenture or the Exchange Securities, with respect to such payments and reimbursements to be violative of principles of Chilean public policy unless the application in any particular case of a provision of the Indenture or the Exchange Securities, to make a unilateral determination as to amounts owed on account of indemnities or reimbursements would, in the judgment of the court, result in a recovery by the plaintiff so arbitrary and unreasonable as to be considered contrary to basic and fundamental principles of the Chilean legal system.

We express no opinion as to the enforceability in the Republic of Chile of a foreign judgment against the Company, obtained in any court other than a relevant New York Court nor as to the enforceability in the Republic of Chile of a monetary judgment for violations of the United States of America Securities laws with respect to the Exchange Securities.

In rendering this opinion, we have (A) without any independent investigation, assumed the correctness of, as to matters of United States Federal and New York State law, the opinion of Simpson Thacher & Bartlett LLP, dated and delivered on the date hereof; (B) without any independent investigation, assumed the correctness of, as to matters involving the application of laws other than the laws of the Republic of Chile, the United States and the State of New York, to the extent we deem proper and to the extent specified in this opinion, if at all, an opinion or opinions of other counsel, familiar with the applicable laws; and (C) relied as to matters of fact, to the extent that we have deemed proper, on certificates of responsible officers of the Company and certificates or other written statements of officials of jurisdictions having custody of relevant documents.

We hereby consent to the filing of this opinion letter as Exhibit 5(b) to the Registration Statement and to the use of our name under the caption “Validity of the Exchange Notes” in the Prospectus included in the Registration Statement.

Very truly yours,

PORTALUPPI, GUZMAN Y BEZANILLA

/s/ Juan Francisco Guzmán Rencoret

Juan Francisco Guzmán Rencoret

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